Exhibit 1


FOR IMMEDIATE RELEASE

               TOY BIZ REPORTS FOURTH QUARTER AND YEAR END RESULTS

New York, NY -- March 14, 1997 ... Toy Biz, Inc. (NYSE:TBZ) today reported results for the fourth quarter and year ended December 31, 1996. For the quarter, net sales were $54.0 million and there was a net loss of $2.5 million at $0.09 per share, compared to net sales of $79.4 million and net income of $11.7 million or $0.43 per share in the fourth quarter a year ago. For the year, net sales were $221.6 million and net income was $16.7 million or $0.61 per share, compared to net sales of $196.4 million and net income of $28.4 million or $1.05 per share for the year ended December 31, 1995. The Company said fourth quarter results were negatively affected principally by a softer than anticipated Christmas season.

A significant portion of the Company's revenue is derived from sales of products based on characters by Marvel Entertainment Group under an agreement with Marvel. Marvel filed for relief under Chapter 11 of the Bankruptcy Code on December 27, 1996. The Company believes that sales of the Company's products have been and will continue to be adversely affected by concerns among retailers as to the impact of the bankruptcy of Marvel on the future of Toy Biz and the Marvel brand.

On March 7, 1997, Andrews Group Incorporated informed the Company that it did not expect to complete its previously announced merger with the Company because it had terminated its agreement to purchase new shares of Marvel as part of Marvel's reorganization plan. Also on that date, Marvel announced that it had received a proposal for an equity investment from the Marvel Holding companies Bondholders' Committee as part of a new Plan of Reorganization and that Marvel had authorized its management to work with the bondholders to conduct their due diligence and develop definitive documentation. Representatives of the bondholders have publicly stated that they might seek to have Marvel reject the agreement under which the Company manufactures and sells products based on Marvel characters. The Company believes that Marvel has no right to reject the agreement as a matter of law and the Company would vigorously oppose any such action.

Toy Biz, Inc. designs, markets and distributes new and traditional toys in the boys, girls, preschool, activity and electronic toy categories featuring major entertainment and consumer brand name properties under agreements with Marvel, NASCAR, Coleman, Disney, Gerber, Henson, MCA/Universal and Warner Bros.

                                     (more)


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


ToyBiz Inc. Fourth Quarter and Year-end Results
Page 2

Forward Looking Statements: Except for historical information contained herein, the statements in this news release regarding the Company's products, licensing relationships and growth plans are forward-looking statements that are dependent upon certain risks and uncertainties, including those relating to the outcome of the Marvel bankruptcy, the level of media exposure or the popularity of the Company's characters and trademarks, consumer acceptance of the Company's new product introductions, the Company's dependence on Chinese manufacturers, U.S. trade relations with China, changing consumer preferences, production delays or shortfalls and general economic conditions. Those and other risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10K and Quarterly Reports on Form 10Q.



Contact:

Diane Perry or Joseph Kist
Edelman Financial
212-704-8293 or 212-704-8239









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


                                                 TOY BIZ, INC.
                                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (Dollars in thousands, except per share data)


-----------------------------------------------------------------------------------------------------------------
                                                             Three Months                 Twelve Months
                                                         Ended December 31,            Ended December 31,
                                                              1996 1995                     1996 1995
-----------------------------------------------------------------------------------------------------------------
Net sales                                             $54,004        $79,385       $221,624        $196,395
-----------------------------------------------------------------------------------------------------------------
Cost of sales                                          33,334        36,524        116,455          88,397
                                                      -------        ------        -------         -------
-----------------------------------------------------------------------------------------------------------------
Gross profit                                          20,670         42,861        105,169         107,998
-----------------------------------------------------------------------------------------------------------------
Operating expenses:
-----------------------------------------------------------------------------------------------------------------
  Selling, general and administrative                 17,486         17,611        61,876          48,234
-----------------------------------------------------------------------------------------------------------------
  Depreciation and Amortization                        7,448          6,084         16,078          12,750
                                                      ------         ------        -------         -------
-----------------------------------------------------------------------------------------------------------------
     Total operating expenses                         24,934         23,695         77,954          60,984
                                                      ------         ------        -------         -------
-----------------------------------------------------------------------------------------------------------------
Operating income                                      (4,264)        19,166        27,215          47,014
-----------------------------------------------------------------------------------------------------------------
Interest income, net                                     102            168            596             660
                                                      ------         ------        -------         -------
-----------------------------------------------------------------------------------------------------------------
  Income before provision for income taxes            (4,162)        19,334        27,811          47,574
-----------------------------------------------------------------------------------------------------------------
  Provision for income taxes                          (1,665)         7,594         11,124          19,172
                                                      -------        ------        -------         -------
-----------------------------------------------------------------------------------------------------------------
Net income                                            ($2,497)       $11,740       $16,687         $28,402
                                                      ========       =======       =======         =======
-----------------------------------------------------------------------------------------------------------------
Earnings per share                                     ($0.09)          $0.43         $0.61           $1.05
                                                      ========       ========      ========        ========
-----------------------------------------------------------------------------------------------------------------
Weighted average number of common and
  common equivalent shares outstanding,
  (In thousands)                                        27,761         27,199       27,366          27,115
                                                      ========       ========      =======         =======
-----------------------------------------------------------------------------------------------------------------


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